EXHIBIT 10.1
                             THE INTERLAKE CORPORATION


                    1995 Executive Incentive Compensation Plan


                       Section 1.  Establishment and Purpose

     l.l Purpose The purpose of this Executive Incentive Compensation Plan ("Plan") is to provide meaningful incentives for the achievement of specified Company goals.

                             Section 2.   Definitions

     2.l Definitions The following terms shall have the meanings set forth below, unless specifically defined otherwise. When the defined meaning is intended, the term is capitalized.

          (a) "Average Controllable Working Capital to Sales Ratio" ("ACWC/S") shall mean the ratio of the twelve-month average of Controllable Working Capital (FIFO based) to the total annual net sales of the Organizational Unit, except that Corporate Average Controllable Working Capital to Sales Ratio is the ratio of the twelve-month average Controllable Working Capital (FIFO based) of all Organizational Units (other than Corporate) to the total annual net sales of all such Organizational Units.

          (b) "Award" shall mean the amount of incentive compensation earned by a Participant.

          (c) "Base Salary" shall mean the total of the regular monthly base salary earned for each calendar month during the Year.

          (d) "Board" shall mean the Board of Directors or the Executive Committee of The Interlake Corporation.

          (e) "Company" shall mean The Interlake Corporation, a Delaware corporation, and any of its Organizational Units that are designated by the Board from time to time to participate under this Plan. Initially, the Organizational Units are as defined in Section 3.2.


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          (f)  "Compensation Committee" shall mean the Compensation Committee of the Board of Directors of The Interlake Corporation.

          (g) "Controllable Working Capital (FIFO based)" shall be the net of each Organizational Unit's current assets and current liabilities (other than cash, interest-bearing and intercompany items and income tax related accounts) invested in each such Organizational Unit, at the end of each four or five-week period in each Year. It includes accounts receivable, inventories (before any reserves for LIFO), prepayments and other current assets, minus accounts payable, accrued liabilities, accrued salaries and wages, and taxes other than income. Each of such current assets and current liabilities is subject to adjustment to eliminate items which, in the opinion of the Board, are unusual in nature, amount or both. Corporate Controllable Working Capital is the sum of the Controllable Working Capital of all Organizational Units other than Corporate.

          (h) "Earnings Before Interest and Taxes" or "EBIT" shall mean net sales of continuing operations of each Organizational Unit less cost of products sold, less selling and administrative expenses (which shall not include any items of expenses classified by the Corporation's Chief Financial Officer as Corporate expenses, including any revenue or expense from intercompany transactions) adjusted so as to exclude items of revenue and expenses which, in the opinion of the Board, are unusual in nature, amount or both.

          (i) "EBIT Minimum" shall mean the minimum level of Earnings Before Interest and Taxes that must be achieved before an Award for ACWC/S performance measurement can be earned.

          (j) "Employee" shall mean a regular, active, full-time salaried Employee of the Company who is in a position meeting the defined eligibility criteria for participation in the Plan.

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          (k)  "Incentive Group" shall mean any number of designated
               Participant groupings approved by the Board, for which a maximum incentive Award opportunity is specified.

          (l) "Market Value Per Share" shall mean, the average of the high and the low price of the Stock on the last trading date of the calendar year (or, if there are no sales on that date, the last preceding date on which there was a sale) on the New York Stock Exchange Composite Transactions as reported by The Wall Street Journal, corrected for reporting errors.

          (m) "Participant" shall mean an Employee who is approved by the Board to participate in the Plan.

          (n)  "Stock" shall mean common stock of The Interlake Corporation.

          (o)  "Year" shall mean the 1995 fiscal year of The Interlake
               Corporation.


                    Section 3.   Eligibility and Participation

     3.l  Eligibility   Eligibility for participation in this Incentive Plan
shall be limited to those key Employees who, by the nature and scope of their positions, regularly and directly contribute to the achievement of financial objectives which impact the overall results or success of the Company.

     3.2  Participation   Participation in the Plan shall be determined  based
upon the recommendation of the Chief Executive Officer, the Compensation Committee of the Board of Directors and the approval of the Board. Participants will be assigned to one of the following Incentive Groups within an Organiz-ational Unit which specifies the maximum Award (as a percent of Base Salary) that may be earned:
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                     Incentive          Maximum Award
                       Group        As A % of Base Salary
                       CEO              100.0%
                        A                70.0%
                        B                60.0%
                        C                50.0%
                        D                40.0%
                        E                30.0%
                        F                20.0%


The Board approves the participation of a Participant in one of the following Organizational Units:

               Chem-tronics, Inc.
               Hoeganaes Corporation
               Material Handling Group (a)
               The Interlake Companies, Inc.
                 Material Hdlg Division-North American Operations (b)
               The Interlake Corporation (General Mgmt & Corporate) (c) Interlake Packaging Corporation (d)

          (a) Includes all Material Handling subsidiaries and operations worldwide.

          (b) Includes both the U.S domestic operations of the Material Handling Division of The Interlake Companies, Inc., and the Redirack Interlake Storage Products Division of Acme Strapping, Inc.

          (c)  Includes all subsidiaries.

          (d) Includes all subsidiaries of The Interlake Corporation which are under the operational control of Interlake Packaging Corporation.

Employees approved for participation shall be notified of their Incentive Group and Organizational Unit designation as soon after approval as is practicable.
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          3.3  New Participants  The Board or the Chief Executive Officer may
designate an Employee a Participant as a result of promotion, reassignment or contemporaneously with becoming an Employee.

          3.4 Changes In Participation During Year Contemporaneously with the promotion, demotion or reassignment of a Participant, the Board or the Chief Executive Officer may make one or more of the following changes:

          (a) Change the Incentive Group or Organizational Unit to which the Participant had heretofore been assigned. A Participant who is redesignated from one Incentive Group to another (e.g., Group C to Group B), or from one Organizational Unit to another, during a performance period, will receive an Award based on the Participant's Base Salary during the periods of participation in each applicable Incentive Group and/or Organizational Unit during the performance periods.

          (b) Terminate a Participant's participation in this Incentive Plan for the remainder of the Year without otherwise affecting the employment status of such Employee. The Employee shall be notified of such termination as soon as practicable following such action. Said Participant's Award for the Year shall be based upon the Participant's Base Salary during that portion of the Year during which he was a Participant, adjusted for personal performance.

          3.5 No Right to Participate No Participant or other Employee at any time shall have a right to be selected for participation in this Plan for this Year, despite having been approved for participation in some other year, nor any right to be selected for participation in any plan for any other year, despite having been selected for participation in this Plan for this Year.

                          Section 4.  Award Determination

          4.1  Establishing Participation Levels   The initial Participants for
this Plan for this Year are set forth in Schedule B-3.

          4.2 Performance Criteria for Corporate and Organizational Units Performance under the Plan shall be evaluated in terms of Earnings Before Interest and Taxes and Average Controllable Working Capital to Sales Ratio relative to Plan for the Year. The performance measurements are defined in
Section 2.1.

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          4.3  Thresholds  An Award for ACWC/S performance shall not be earned by an Organizational Unit Participant if the EBIT Minimum (See Section 2.1[i]) for his Organizational Unit is not achieved.

          An Award for ACWC/S performance shall not be earned by a Corporate Participant if the Corporate EBIT Minimum is not achieved. Corporate EBIT minimum is 89.059% of the Corporate EBIT Plan. The 1995 Corporate EBIT Plan is the sum of the Plan EBITs for the organizational units (other than Corporate), less Corporate expense. An Award shall not be earned by any elected officers of The Interlake Corporation, other than assistant officers, if The Interlake Corporation shall, during the Year, default in the payment of principal or interest when due under any note, debenture or other instrument evidencing borrowed money, which default is not cured within the applicable cure period.

          4.4 Performance Measurement Objectives Provided that the Organizational Unit to which a participant is assigned meets or exceeds the applicable threshold described in the preceding subparagraph as it applies to ACWC/S performance, a Participant's Award for the Year, before adjustment for personal performance, will have two components: one based upon EBIT performance for his Organizational Unit and the other based upon the Average Controllable Working Capital to Sales Ratio ("ACWC/S") performance for his Organizational Unit, expressed as a percentage. For each performance measurement, the Award percentage earned for a given level of performance shall be adjusted for the weight of the performance measurement.

          4.5 Performance Measurement Weighting The EBIT weighting percentage under the Plan shall be seventy (70) and the ACWC/S weighting percentage shall be thirty (30).

          4.6  Award Calculation   An Award shall be calculated as follows:
The bonus factor (percentage of maximum Award earned) for each performance measurement's actual achievement shall be multiplied by that performance measurement's weighting factor. The sum of the individual products shall be the total bonus factor. The total bonus factor shall be multiplied by a participant's maximum Award opportunity. That product shall be multiplied by the participant's Base Salary to determine the amount of the Award.
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                                      EXAMPLE


                                     EBIT        ACWC/S
                                   ($ in 000's)

          1995 Plan Objective      $ 69,107       13.21%

          Actual Performance       $ 66,587       13.73%

          Percentage of Maximum
           Award Earned             70.0%        50.0%

          Performance Measurement
           Weight                     .7           .3

          Adjusted Percentage of
           Maximum Award Earned     49.0         15.0

          Total Award Earned As A
           Percentage Of Maximum
           Award                    49.0         15.0     =    64.0%



          Participant's Award = % of Maximum Award Earned X Participant's Maximum Award Percentage X Participant's Base Salary.

          Note:  This example assumes the EBIT Minimum was achieved.



          4.7  Maximum Awards   No Award, prior to adjustment for personal
performance, may exceed the Participant's maximum Award opportunity. However, any Award may be adjusted based on personal performance (See Section 4.9).

          4.8  1995 Performance Objectives   The Plan objectives for each
Organizational Unit, defined in Section 3.2, are contained in Attachment I to this Plan.


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          4.9  Individual Performance Ratings  Adjustments to the Participant's
incentive Award may be made based upon the Participant's individual performance during the Plan Year as follows:

          (a) CEO Incentive Classification The Award of the CEO is subject to adjustment based on the discretion of the Board of Directors.

          (b) Incentive Group A, B, C, D, E and F Participants' performance is evaluated each year by management on a scale of l to 3.

               - l Rating results in a Participant's Award being reduced by l5%. This means that the Participant is either very new in his position or did not meet expectations or objectives satisfactorily.

               - 2 Rating results in a Participant receiving l00% of his/her Award. This means that a Participant has met expectations and objectives satisfactorily.

               - 3 Rating results in a Participant's Award being increased by 25%. This means that a Participant has exceeded the expectations and objectives for his position, or has completed a particular assignment or objective in an unusual or exemplary manner.

All ratings of "1" or "3" will be substantiated in writing with an explanation by the executive recommending the determination.

Ratings will then be subject to the review and approval of the Chief Executive Officer and approval of the Board.

          4.10 Award Determinations Following the end of the Plan Year, Awards shall be computed (See Section 4.l) for each Participant based upon performance of his Organizational Unit (including Corporate) and adjusted for personal performance. The Board may adjust Awards payable to Participants in any Organizational Unit if it determines that changes in business conditions or other circumstances have materially and unduly influenced such Organizational Unit's ability to meet the performance goals. All Awards, when approved by the Board, shall be conclusive for all purposes.


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                          Section 5.   Payment of Awards

          5.l  Form and Timing of Payment   Payment of Awards shall be made in
cash or cash and Stock, net of applicable withholding taxes, as soon as practicable following the end of the Year as the Board may determine. The maximum amount of an Award payable in Stock shall be fifty percent (50%) of the Award.

          5.2  Payment in the Event of Death    In the event of death, a
Participant's designated Award shall be paid to the Participant's estate.

                      Section 6.   Termination of Employment

          6.l Termination of Employment Due to Death, Disability, or Retirement In the event a Participant's employment is terminated by reason of death, total and permanent disability (as determined by the Board), or retirement, the Award shall be determined by multiplying the Participant's Base Salary, prior to termination, by the appropriate final Award percentage, adjusted for personal performance.

          6.2  Voluntary Termination or Termination for Cause   In the event a
Participant voluntarily terminates employment, or is terminated for cause (of which the Board shall be the sole judge), all rights to an Award for the Plan Year shall be forfeited.

          6.3  Other Termination   In the event a Participant's employment is
terminated for reasons other than those described in Sections 6.1 and 6.2, an Award shall be paid. Such Award shall be based on the Participant's Base Salary, prior to termination, multiplied by the appropriate final Award percentage, adjusted for personal performance.

                        Section 7.   Rights of Participants

          7.l  Employment    Nothing in this Plan shall interfere with or limit
in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.
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          7.2  Nontransferability    No right or interest of any Participant in
this Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

          7.3  Board Member Participants   No member of the Board who also is a
Participant shall vote as to any action taken by the Board with respect to Awards to be made to him under the Plan or with respect to his designation as a Participant.

                            Section 8.   Administration

          8.l  Administration    This Plan shall be administered by the Vice
President-Human Resources of The Interlake Corporation in accordance with its terms and such rules, if any, as may be established from time to time by the Board for the administration of this Plan.

          8.2  Disputes    The determination of the Board as to any disputed
question arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

                              Section 9.   Amendments

          9.l  Amendments    The Board, in its absolute discretion, without
notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely; provided, that no such modification, amendment, suspension, or termination, may without the consent of a Participant reduce the right of a Participant (or his Beneficiary as the case may be) to a payment or distribution hereunder to which he has otherwise become entitled with respect to the Plan Year.

                               Section l0.   General

          l0.l Governing Law    The Plan shall be construed in accordance with
and governed by the laws of the State of Illinois.

          l0.2 Withholding Taxes    The Company shall have the right to deduct
from all payments under this Plan any Federal, state or local taxes required by the law to be withheld with respect to such payments.

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          10.3 Supersession of Prior Plan    This Plan is intended to be
operative for the 1995 Plan Year. Accordingly, this Plan shall supersede in its entirety the 1994 Executive Incentive Compensation Plan of The Interlake Corporation, as heretofore restated, except as to Executive Incentive Compensation Awards and related matters in respect of periods prior to the 1995 Plan Year.